EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made as of the 13th day of September, 2001, between GREEN MOUNTAIN COFFEE, INC., a Delaware corporation ("Employer") and ROBERT D. BRITT, an individual residing at 3 Adams Court, South Burlington, VT 05403, ("Executive"), is hereby amended and restated as follows:

W I T N E S S E T H:

WHEREAS, Employer and Executive entered into an Employment Agreement made as of the 26th day of March, 1993; and

WHEREAS, Employer wishes to realign its management structure; and

WHEREAS, Employer wishes to provide for the employment of Executive as Employer's Chief Financial Officer, Vice President, Secretary and Treasurer through the later of September 30, 2001 or any date thereafter deemed effective by Employer ("Effective Date"); and

WHEREAS, the Chairman of the Board of Employer has requested that the Executive complete his term as a member of the Board of Directors of Employer through to, at a minimum, the 2002 Annual Meeting of Stockholders tentatively scheduled for April 2002; and

WHEREAS, Employer wishes to provide for the employment of Executive as Employer's Vice President of Finance and Treasurer on the conditions set forth as of the Effective Date; and

WHEREAS, Executive wishes to serve in such capacities on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

  Employment, Powers, Duties and Acceptance.
    Employer hereby agrees to continue the employment of Executive as Employer's Chief Financial Officer, Vice President, Treasurer and Secretary until the Effective Date and agrees to employ Executive as of the Effective Date for the term hereof (as set forth in Section 2 hereof), to render services to Employer as Employer's Vice President of Finance and Treasurer reporting directly to the Chief Financial Officer. Executive presents and warrants to Employer that he has full power and authority to enter into this Agreement and is not under any obligation of a contractual or other nature to any person, firm, or corporation which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by Executive of his obligations hereunder.
    Executive's duties as Chief Financial Officer, Vice President, Treasurer and Secretary shall be substantially similar to those currently performed by Employee. As Vice President of Finance and Treasurer of Employer, Executive shall be responsible for investor relations, risk management and the treasury functions of Employer's business and will render such other services for Employer, exclusive of traditional "Controller" financial reporting and standard transactional accounting roles, consistent with Executive's status and experience, as may be mutually determined from time to time between Executive and the Chief Executive Officer or the Board of Directors of Employer.
    Executive shall be a full-time employee of Employer and shall devote all of his working time, best efforts and full skill and attention to Employer's business. During the term hereof, Executive (i) shall not be engaged in any other business activity which, in the reasonable judgment of the Board of Directors of Employer, conflicts with the duties of Executive hereunder or has a material adverse effect on Employer or its goodwill, whether or not such activity is pursued for gain, profit or other pecuniary advantage and (ii) agrees to serve, without additional compensation, as an officer and/or director of Employer or any parent, subsidiary or affiliate of Employer.
    Executive's principal place of employment shall during the term hereof be within the area of Waterbury, Vermont and environs, subject to reasonable travel requirements on behalf of Employer.
    During the first 12-month period of his employment hereunder, Executive shall be entitled to five weeks of vacation with pay. Thereafter, Executive shall be entitled to increases in vacation with pay in accordance with Employer's standard policy with regard to vacation increases in effect for all employees of Employer.
    During the term of his employment hereunder, at a minimum Executive shall be entitled to the full use and benefit of Employer funded equipment and other resources now used by Executive.
    Executive shall be entitled to a bonus for the fiscal year 2001 ending September 29, 2001, commensurate with the bonus program (including "discretionary" bonuses) used to pay other Senior Leadership Team Members of Employer.
  Term

  The term of Executive's employment under this Agreement will commence as of the day hereof and shall continue until terminated by either party at any time after January 31, 2002 for any reason or for no reason, it being expressly understood and agreed that Executive's employment hereunder is an "at will" arrangement after January 31, 2002. In the event Executive's employment hereunder is terminated, at the request of Employer, Executive agrees to resign as an officer and/or director of Employer and/or its affiliates.

  Compensation
    On condition that Executive shall perform each and every term and condition of this Agreement on his part to be kept or performed, Employer agrees to pay or cause to be paid to Executive, and Executive agrees to accept, the following compensation:
    A salary at the rate of $153,303 per year ("Base Compensation"), payable in installments in accordance with Employer's standard payroll practices;
    Such bonuses, if any, commensurate with the Executive's seniority and stature in the organization as may be determined by the Board of Directors of Employer based upon performance criteria to be mutually agreed upon by Executive and Employer;
    In the event at any time on or after June 1, 2001, Executive's employment is hereunder terminated by Employer other than (A) for cause or (B) as a result of the voluntary resignation of Executive, Employer shall pay to Executive or Executive's legal representatives or designated beneficiaries, in the event of Executive's death, an amount equal to 100% of his then Base Compensation (the "Severance Payment"), such amount to be paid in 12 equal monthly installments commencing the first full calendar month following such termination; provided, however, that in the event that the consummation of a Sale of Employer occurs within one year after such termination, Employer shall pay to Executive an aggregate amount equal to 200% of his Base Compensation at the time of such termination less any portion of the Severance Payment theretofore paid to Executive, such amount to be paid in 24 equal monthly installments commencing on the last day of the first full calendar month following the consummation of such Sale of Employer. Any bonus earned by Executive and unpaid at the time of termination shall be paid within 30 days of termination;
    (i) Subject to paragraph (d)(ii) below, in the event of the consummation of a Sale of Employer during the term of Executive's employment hereunder, Employer shall pay to Executive or Executive's legal representatives or designated beneficiaries, in the event of Executive's death or disability (as hereinafter defined), as additional compensation, an amount equal to 200% of his then Base Compensation (the "Sale of Employer Payment") payable in 24 equal monthly installments, commencing on the last day of the first full month after the consummation of such Sale of Employer. Within seven business days after the date of the consummation of such Sale of Employer, the Sale of Employer Payment will be placed in escrow by Employer with an independent escrow agent selected by Employer and thereafter disbursed to Executive monthly in accordance with the terms of this paragraph (d)(i).

(ii) Notwithstanding anything to the contrary contained in this Agreement, in the event the purchaser (or surviving corporation) in a Sale of Employer offers to continue Executive's employment and Executive accepts such employment, Executive shall not be entitled to receive the Sale of Employer Payment except to the extent hereinafter provided in this paragraph (d)(ii):

(A) In the event Executive's employment continues for two years or more following consummation of a Sale of Employer, Executive shall not be entitled to receive any portion of the Sale of Employer Payment; and
    In the event Executive's employment is terminated at any time prior to the expiration of two years, other than for cause or due to Executive's voluntary resignation, after consummation of a Sale of Employer, Executive shall be entitled to receive the Sale of Employer Payment less the full amount of any and all compensation paid to Executive following such Sale of Employer, such amount to be paid in 24 equal monthly installments commencing on the last day of the first full month after the consummation of such Sale of Employer.

(iii) For all purposes of this Agreement, a "Sale of Employer" shall mean (A) the sale of all or substantially all of Employer's stock or assets to any party that does not on the date of this Agreement own at least 50% of the outstanding common stock of Employer, (B) a merger or consolidation of Employer with or into such third party, in either case if the stockholders of Employer receive consideration consisting substantially of cash, promissory notes or securities of a class traded in the public securities markets and having a readily ascertainable value or (C) any transaction or series of related transactions as a result of which Robert P. Stiller or his affiliate ceases to hold at least forty-five percent (45%) of Employer's issued and outstanding common stock.
    In the event that Executive's employment is terminated under circumstances referred to in section 3.1(c) or 3.1(d) hereof, Employer agrees that, from and after the date of termination of Executive's employment until the earlier of (A) 12 months from the date of such termination; (B) 24 months from the date of such termination (in the event such termination occurs as a result of a Sale of Employer); or (C) at such time (the "Alternate Coverage Date") as Executive is eligible to obtain any alternative medical insurance coverage by a subsequent employer or the Executive otherwise obtains alternative medical coverage (whether or not the same as that provided by the Employer to and whether or not Executive is required to pay all or any portion of the premium therefore), Employer shall continue to cover Executive under its health, hospitalization or other medical plan to the same extent and in the same manner, and subject to the same requirements as to contributions by Executive, as applicable generally to similarly situated participant in such plans or pay Executive's coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). The foregoing coverage shall not relieve Employer of any other or further obligation to provide coverage under COBRA. In addition, Executive will receive the Employer's normal short-term and long-term disability coverage as provided to executives of the Employer. If such disability coverage does not extent extend to the Executive through the Employer's current group insurance policy, Employer will provide comparable individual disability coverage during the Severance Payment or Sale of Employer Payment periods.
    In the event that Executive's employment is terminated under circumstances referred to in Section 3.1(c) or 3.1(d) hereof, Employer agrees to provide the following to Executive commencing the effective date of termination: (i) career counseling and executive outplacement services for one year, reasonably satisfactory to Executive; (ii) positive letters of recommendations to prospective employers of Executive; and (iii) such other normal termination benefits provided to departing executives of the Employer.
    As used in this Agreement, the term "for cause" shall mean and include any of the following events:
      fraud, misappropriation or embezzlement by Executive involving Employer or any subsidiary or affiliate thereof;
      the conviction in any jurisdiction of Executive for any crime involving moral turpitude or which constitutes a felony;
      Executive's demonstrated voluntary unwillingness to perform his duties as described in section 1.2, including Executive's failure or refusal to carry out or perform such actions or duties as he is specifically directed, within reason, to carry out or perform by the Chief Executive Officer or the Board of Directors of Employer, provided that Executive shall not be required to perform any illegal or unethical act;
      the willful engaging by Executive in conduct which has or could reasonably be expected to have a material adverse effect on Employer or any of its subsidiaries or affiliates; or
      the material breach by Executive of any representations, warranties, agreements or covenants made by Executive in this Agreement or any other agreement between Employer and Executive.
    Subject to Executive's meeting the eligibility requirements of each plan, Executive shall participate in and be covered by each profit sharing, bonus, pension, life insurance, accident insurance, health insurance, hospitalization, and any other employee benefit plan of Employer available generally to executives of Employer, on the same basis as shall be available to other executives without restriction or limitation by reason of this Agreement.
    Nothing herein contained shall prevent Employer from at any time increasing compensation herein provided to be paid to Executive, either permanently or for a limited period, or from paying bonuses and other additional compensation to Executive, whether or not based upon the earnings of the business of Employer, in the event that Employer in its sole discretion, shall deem it advisable so to do in order to recognize and compensate fairly Executive for the value of his services.
  Reimbursement for Expenses

Employer shall reimburse Executive for all reasonable expenses paid or incurred by him on behalf of Employer in the course of his employment, but payment shall be made only against a signed, itemized list of such expenditures, utilizing procedures and general forms for that purpose established by Employer.

5. Death or Disability

5.1 If Executive shall die during the term hereof, this Agreement shall immediately terminate, except that Executive's legal representatives or designated beneficiaries shall be entitled to receive the same compensation provided hereunder to the last day of the month in which his death occurs in addition to all other compensation and benefits due Executive's legal representatives or designated beneficiaries under this Agreement.

5.2 In the event of the Disability of Executive, as herein defined, Executive shall be entitled to continue to receive payment of his compensation in accordance with the terms of Sections 3.1 (a) and (b) hereof during the continuance of his Disability for a period of three (3) months from the date of such determination of Disability. If Executive's Disability continues for a period in excess of three (3) months from the date of such determination, Employer may at any time thereafter terminate Executive's employment hereunder by written notice to Executive. If Executive's employment is so terminated, Executive will receive the Employer's normal short-term and long-term disability benefits as provided to executives of the Employer. If for some reason or any reason the Employer's group disability insurance policies do not extend to the Executive, Employer with will continue such benefit under an individual policy or by other means. Employer shall have the right, exercisable in its reasonable judgment, to make a determination of the Disability of Executive. The date of commencement of Executive's Disability shall be the date set forth in the notice given by Employer to Executive of a determination of Disability.

The term "Disability" shall mean physical or mental illness or injury which prevents Executive from performing his customary duties for Employer and which shall not be affected by a return to work by Executive for less than one (1) calendar month.

6. Effects of Termination

Termination of this Agreement shall entitle Employer immediately to relieve Executive of all duties and offices, and shall be effective upon written notice thereof to Executive. In the event of termination of Executive's employment under this Agreement for cause, Executive shall be entitled to no further compensation hereunder except compensation pursuant to Sections 3.1(a) or (b) which may have accrued prior to such termination.

7. Confidentiality Agreement, Covenant Not to Compete or Hire Certain Employees

    In view of the fact that Executive will be brought into close contact with many confidential affairs of Employer and its affiliates not readily available to the public, Executive agrees during the term of his employment under this Agreement and thereafter:
    to keep secret and retain in the strictest confidence all information about business and financial matters (such as costs, profits and plans for future development, methods of operation and marketing concepts) of Employer and its affiliates; their employment policies and plans; and any other proprietary information relating to Employer and its affiliates, their operations, business and financial affairs (collectively, but excluding information known to Executive prior to his employment with Employer, the "confidential information") and, for such time as Employer or any of its affiliates is operating, not to disclose the confidential information to anyone not then an officer, director or authorized employee of Employer or any of its affiliates, either during or after the termination of his employment with Employer, except in the course of performing his duties hereunder or with Employer's express written consent or except to the extent that such confidential information can be shown to have been in the public domain through no fault of Executive; and
    to deliver to Employer within ten days after termination of his services to Employer or at any time Employer may so request, all memoranda, notes, records, reports and other documents relating to Employer's or any of its affiliates' business, financial affairs or operations and all property associated herewith, which he may then possess or have under his control.
    In consideration of the compensation payable to Executive hereunder, including without limitation, the Base Compensation, the Severance Payment, if applicable, and the Sale of Employer Payment, if applicable, Executive agrees that during the "Non-Compete Period" (as hereinafter defined), without Employer's written consent (which may be withheld for any reason or for no reason in Employer's sole discretion), Executive shall not do anything adverse to the interests of Employer, and shall not, directly or indirectly himself or by or through a family member or otherwise, alone or as a member of a partnership or joint venture, or as a principal, officer, director, consultant, employee or stockholder of any other entity, compete with Employer or be engaged in or connected with any other business competitive with that of Employer or any affiliate thereof, provided, however, that Executive may own as a passive investment not more than one percent (1%) of the securities of any publicly held corporation that may engage in a business competitive with that of Employer or any affiliate thereof. For purposes of this Section 7.2, the "Non-Compete Period" means (i) such time as Executive is employed by Employer hereunder and (ii) if Executive's employment is terminated by Employer (A) for cause or (B) by reason of Executive's voluntary resignation, the twelve (12) month period following such termination, provided that in the case of clause 3.1 (d)(ii)(B) Employer shall continue to pay Executive his then Base Compensation during such 12-month period. If Executive's employment is terminated for any reason other than (A) for cause or (B) by reason of Executive's voluntary resignation, the Non-Compete Period shall end on the date Employer ceases to pay Executive's Base Compensation.
    Executive shall not at any time during the one year period ("the Restricted Period") following the termination of his employment with Employer for any reason whatsoever (i) employ any individual who was employed by Employer or any affiliate thereof at any time during the Restricted Period or (ii) in any material aspect cause, influence, or participate in the employment of any such individual by anyone else in any business that is competitive with any of the businesses engaged in by Employer or any affiliate thereof.
    Executive shall not at any time during the Restricted Period directly or indirectly (i) persuade or attempt to persuade any material customer or supplier of Employer or any affiliate thereof to cease doing business with Employer or any affiliate thereof or to reduce the amount of business it does with Employer or any affiliate thereof or (ii) solicit for himself or any person the coffee and coffee related sales of any individual or business which was a material customer or supplier of Employer or any affiliate thereof at any time during the one-year period immediately preceding such termination.
    It is agreed that Executive's services are unique and that any breach or threatened breach by Executive of any of the foregoing provisions of this Section 7 cannot be remedied solely by damages. In the event of a breach or a threatened breach by Executive of any of the provisions of this Section 7, Employer shall be entitled to injunctive relief restraining Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or attempted breach. Nothing herein, however, shall be construed as prohibiting Employer from pursuing any other remedies available by law or in equity, for such breach or threatened breach including the recovery of damages and the immediate termination of Executive.
  Relationship of Parties

  Nothing herein contained shall be deemed to constitute a partnership between or a joint venture by the parties, nor shall anything herein contained be deemed to constitute either Executive or Employer the agent of the other except as is provided herein. Neither Executive nor Employer shall be or become liable or bound by any representation, act or omission whatsoever of the other made contrary to the provisions of this Agreement.

  Assignment

  In the event of the consummation of a Sale of Employer during the term of this Agreement, the entity resulting from the merger or consolidation or the entity to which the assets or stock of employer shall be sold or transferred shall be obligated to affirm all of the terms and conditions of this Agreement, and, upon such affirmance, this Agreement shall be fully binding upon such entity and Executive in accordance with its terms. Neither this Agreement nor any rights to any payments hereunder shall be assignable by Executive, but in the event of Executive's death, it shall be binding upon and inure to the benefit of his heirs and distributees and his executors, administrators and personal representatives.

  Notices.

  All notices and communications hereunder shall be in writing and be given by registered or certified mail, postage and registration or certification fees prepaid, and shall be deemed given when so mailed as follows:

  If to Employer:
  Green Mountain Coffee, Inc.

  33 Coffee Lane

  Waterbury, VT 05676

  If to Executive:
  3 Adams Court

  South Burlington, VT 05403

  The foregoing addresses may be changed by notice given in the manner set forth in Section 10.

  Miscellaneous.
    This Agreement contains the entire understanding of the parties hereto with respect to the employment of Executive by Employer during the term hereof, and the provisions hereof may not be altered, amended, waived, terminated, or discharged in any way whatsoever except by subsequent written agreement executed by the party charged therewith. This Agreement supercedes all prior employment agreements, letters, understandings and arrangements between Executive and Employer pertaining to the terms of the employment of Executive by Employer, including without limitation, the employment agreement which was executed by Employer and Executive on March 26, 1993. A waiver by either of the parties of any of the terms or conditions of this Agreement, or of any breach hereof, shall not be deemed a waiver of such terms and conditions for the future or of any other term or condition hereof, or of any subsequent breach hereof.
    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the generality of the foregoing sentence (i) if any of the covenants contained in Section 7 hereof are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the covenant or covenants or the enforceability in any other jurisdiction, which shall be given full effect, without regard to the invalid portions or the unenforceability in such other jurisdictions and (ii) if any of the covenants contained in Section 7 hereof are held to be unenforceable because of the scope or duration thereof, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and, in its reduced form, said provision shall be enforceable; provided, however, that such court's determination shall not affect the enforceability of Section 7 hereof in any other jurisdiction.
    Employer shall have the right to deduct and withhold from Executive's compensation the amounts required to be deducted and withheld by Employer pursuant to any present or future law. In the event that Employer makes any payments or incurs any charges for Executive's account or Executive incurs any person charges with Employer, Employer shall have the right and Executive hereby authorizes Employer to recoup such payments or charges by deducting and withholding the aggregate amount thereof from any compensation otherwise payable to Executive hereunder.
    This Agreement shall be construed and interpreted under the laws of the State of Vermont applicable to contracts to be performed entirely therein.
    The captions in this Agreement are not part of the provisions hereof, are merely for the purpose of references and shall have no force or effect for any purpose whatsoever, including the construction of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the date first above written.

GREEN MOUNTAIN COFFEE, INC.
By:_/s/Robert. P Stiller _______
Robert P. Stiller, President and Chief Executive Officer

  /s/ Robert D. Britt
Robert D. Britt